JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED DECEMBER 31, 2011

Morristown, Tennessee -- (February 1, 2012) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank, announced a net loss for the quarter ended December 31, 2011 of $3.7 million, or $0.59 per diluted share, compared to net income of $359,000, or $0.06 per diluted share, for the quarter ended December 31, 2010.   Financial results for the quarter ended December 31, 2011 were negatively impacted by a $5.7 million provision for loan losses compared to a provision of $950,000 for the quarter ended December 31, 2010.  The increase in the provision for loan losses was attributable to higher realized and estimated losses. For the six months ended December 31, 2011, the Company reported a net loss of $4.6 million, or $0.74 per diluted share, compared to net income of $618,000, or $0.10 per diluted share, for the six months ended December 31, 2010.  The provision for loan losses was $8.7 million for the six months ended December 31, 2011 compared to $950,000 for the comparable period in 2010.

Anderson L. Smith, President and Chief Executive Officer, commented, “The Bank’s performance for the quarter was negatively impacted by a significant provision for loan losses and other costs associated with the resolution of nonperforming assets.  The decision to strengthen the allowance for loan losses was primarily based on our assessment of the effects of the economy as it relates to nonperforming loans. We have been able to decrease our cost of funds to offset the impact of reduced loan demand on earnings. Our liquidity position is strong and our capital ratios continue to exceed those required to be considered “well capitalized” for regulatory purposes.”

Net interest income increased $140,000, or 3.2%, to $4.6 million for the three months ended December 31, 2011 compared to $4.4 million for the same period in 2010.  The net interest margin was 3.77% for the three months ended December 31, 2011 compared to 3.11% for the same period in 2010. The yield on interest-earning assets increased 10 basis points to 4.76% for the three months ended December 31, 2011 compared to 4.65% for the same period in 2010 primarily due to a change in the mix of average earning assets. The cost of interest-bearing liabilities declined 55 basis points to 1.11% for the three months ended December 31, 2011 compared to 1.66% for the same period in 2010, due to lower interest rates paid on deposits and FHLB advances.  For the six months ended December 31, 2011, net interest income increased $557,000, or 6.3%, to $9.3 million compared to $8.8 million for the six months ended December 31, 2010, while the net interest margin increased 75 basis points to 3.80% compared to 3.05% for the same period in 2010.

Noninterest income decreased $866,000, or 60.0%, to $578,000 for the three months ended December 31, 2011 compared to $1.4 million for the same period in 2010, due to a decrease in gain on sale of investment securities and a decrease in mortgage origination fee income.  Gain on sale of investment securities was $13,000 for the quarter ended December 31, 2011 compared to $743,000 for the same period in 2010.  Mortgage origination fee income decreased $123,000, or 54.9%, to $101,000 for the three months ended December 31, 2011 due to lower demand for residential mortgage refinancing.  For the six months ended December 31, 2011, noninterest income was $1.2 million compared to $1.8 million for the same period in 2010. Results for the six months ended December 31, 2011 included a decrease in gain on investment securities totaling $713,000 and a decrease in mortgage origination fee income totaling $168,000 that offset a decrease in net losses on the disposition of other real estate owned totaling $326,000.

Total noninterest expense increased $708,000, or 16.1%, to $5.1 million for the three months ended December 31, 2011 compared to $4.4 million for the corresponding period in 2010.  Valuation adjustments and expenses on other real estate owned increased $894,000 to $1.5 million for the three months ended December 31, 2011 compared to $573,000 for the same period in 2010.  For the six months ended December 31, 2011, total noninterest expense increased $375,000, or 4.3%, to $9.1 million compared to $8.7 million for the same period in 2010.  Valuation adjustments and expenses on other real estate owned increased $767,000 to $1.9 million for the six months ended December 31, 2011 compared to $1.1 million for the same period in 2010.

At December 31, 2011, total assets were $530.4 million compared to $561.2 million at June 30, 2011.  Investment securities increased $3.2 million, or 4.3%, to $78.0 million at December 31, 2011 compared to $74.8 million at June 30, 2011, primarily due to new purchases exceeding calls and paydowns of securities.  Net loans decreased $26.8 million, or 7.1%, to $351.8 million at December 31, 2011, compared to $378.6 million at June 30, 2011, due to reduced loan demand combined with normal paydowns on existing loans, transfers to other real estate owned and charge-offs.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits decreased $22.3 million, or 4.9%, to $431.9 million at December 31, 2011 compared to $454.3 million at June 30, 2011 due to the planned runoff of certificates of deposit resulting from the offering of  lower interest rates.  Time deposits decreased $31.1 million, or 14.8%, to $179.8 million while transaction accounts increased $8.8 million, or 3.6%, to $252.2 million at December 31, 2011.  The average cost of interest-bearing deposits for the three month period ended December 31, 2011 was 0.83% compared to 1.35% for the corresponding period in 2010.

The Bank continues to be well-capitalized under regulatory requirements. At December 31, 2011, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 11.97%, 10.70%, and 7.69%, respectively, compared to 13.00%, 11.74%, and 8.50%, respectively, at June 30, 2011.    At December 31, 2011, the Company had 6,632,039 common shares outstanding with a book value of $7.78 per common share.

Nonperforming assets totaled $18.7 million, or 3.53% of total assets, at December 31, 2011, compared to $18.2 million, or 3.25% of total assets, at June 30, 2011 and $23.5 million, or 3.82% of total assets, at December 31, 2010.  Nonaccrual loans totaled $9.6 million at December 31, 2011 compared to $8.2 million at June 30, 2011 and $13.2 million at December 31, 2010.  Foreclosed real estate amounted to $8.9 million at December 31, 2011 compared to $9.5 million at June 30, 2011 and $9.9 million at December 31, 2010.  Net charge-offs for the three months ended December 31, 2011 were $5.0 million, or 5.35% of average loans annualized, compared to $1.8 million, or 1.67% of average loans annualized, for the quarter ended December 31, 2010.  Net charge-offs for the quarter ended December 31, 2011 were primarily attributable to charge-offs of commercial loans totaling $4.8 million and write-downs on foreclosed properties totaling $163,000, as weaknesses in local real estate markets continue to adversely impact collateral values.   The allowance for loan losses was $10.9 million, or 3.00% of total loans, at December 31, 2011 compared to $8.2 million, or 2.11% of total loans, at June 30, 2011. The provision for loan losses totaled $5.7 million for the quarter ended December 31, 2011, compared to $2.1 million for the quarter ended June 30, 2011 and $950,000 for the quarter ended December 31, 2010.  Management expects asset quality trends will continue to be affected by weakness in the economy.  The adequacy of the allowance for loan losses is evaluated quarterly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

JEFFERSON BANCSHARES, INC.

	At	At
	December 31, 2011	June 30, 2011
	(Dollars in thousands)

Financial Condition Data:
Total assets	$530,399	$561,189
Loans receivable, net	351,827	378,587
Cash and cash equivalents, and interest-bearing deposits	35,747	40,548
Investment securities	77,990	74,780
Deposits	431,946	454,262
Repurchase agreements	820	945
FHLB advances	37,903	37,942
Subordinated debentures	7,189	7,133
Stockholders' equity	$51,605	$55,919

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$5,775	$6,630	$11,895	$13,486
Interest expense	1,203	2,198	2,558	4,706
Net interest income	4,572	4,432	9,337	8,780
Provision for loan losses	5,687	950	8,673	950
Net interest income after provision for loan losses	(1,115)	3,482	664	7,830
Noninterest income	578	1,444	1,181	1,834
Noninterest expense	5,095	4,387	9,115	8,740
Earnings before income taxes	(5,632)	539	(7,270)	924
Total income taxes	(1,965)	180	(2,645)	306
Net earnings	$(3,667)	$359	$(4,625)	$618

Share Data:
Earnings per share, basic	$(0.59)	$0.06	$(0.74)	$0.10
Earnings per share, diluted	$(0.59)	$0.06	$(0.74)	$0.10
Book value per common share	$7.78	$8.51	$7.78	$8.51
Weighted average shares:
Basic	6,219,673	6,197,757	6,224,970	6,201,670
Diluted	6,219,673	6,197,757	6,224,970	6,201,670

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$10,204	$8,748	$8,181	$9,649
Provision for loan losses	5,687	950	8,673	950
Recoveries	42	94	82	102
Charge-offs	(5,053)	(1,847)	(6,056)	(2,756)
Net Charge-offs	(5,011)	(1,753)	(5,974)	(2,654)
Allowance at end of period	$10,880	$7,945	$10,880	$7,945
Net charge-offs to average outstanding loans during the period, annualized	5.35%	1.67%	3.16%	1.24%

	At	At	At
	December 31, 2011	June 30, 2011	December 31, 2010
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$9,556	$8,248	$13,155
Nonperforming investments	276	464	376
Real estate owned	8,902	9,498	9,937
Other nonperforming assets	1	1	-
Total nonperforming assets	$18,735	$18,211	$23,468

	Six Months Ended	Year Ended
	December 31, 2011	June 30, 2011

Performance Ratios:
Return on average assets	(1.69%)	0.00%
Return on average equity	(16.48%)	0.05%
Interest rate spread	3.67%	3.21%
Net interest margin	3.80%	3.35%
Efficiency ratio	86.98%	85.71%
Average interest-earning assets to average interest-bearing liabilities	112.35%	109.61%

Asset Quality Ratios:

Allowance for loan losses as a percent of total gross loans	3.00%	2.11%

Allowance for loan losses as a percent of nonperforming loans	113.86%	99.19%

Nonperforming loans as a percent of total loans	2.63%	2.13%

Nonperforming assets as a percent of total assets	3.53%	3.25%

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421